Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Trey Hartman VP CAO and Interim CFO thartman@wtoffshore.com 713-626-8525

W&T Offshore Announces Third Quarter 2023 Results

HOUSTON, November 7, 2023 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the third quarter of 2023.  This press release includes non-GAAP financial measures, including Adjusted Net Income (Loss), Adjusted EBITDA, Free Cash Flow and Net Debt which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the third quarter of 2023 include:

●Maintained strong production of 35.9 thousand barrels of oil equivalent per day (“MBoe/d”) (48% liquids), or 3.3 million barrels of oil equivalent (“MMBoe”);
oProduction was above the midpoint of guidance and, coupled with improved commodity pricing, drove increases in Net Income and Adjusted EBITDA compared to the second quarter of 2023;
●Reported net income of $2.1 million, or $0.01 per diluted share;
oAdjusted Net Income totaled $1.8 million, or $0.01 per share, which excludes the net unrealized gain on outstanding derivative contracts, non-ARO plugging and abandonment (“P&A”) costs and non-recurring costs related to IT services transition;
●Increased Adjusted EBITDA by 45% to $56.3 million compared with $38.8 million in the second quarter of 2023;
●Produced net cash from operating activities of $30.0 million and Free Cash Flow of $25.4 million, the 23rd consecutive quarter of positive Free Cash Flow;
oContinued the amortization of the non-recourse Mobile Bay term loan and repaid an additional $7.1 million;
●Completed accretive acquisition of producing properties in the Gulf of Mexico (“GOM”) on September 20, 2023 for $28.9 million, using cash on hand. The properties included approximately 3.1 MMBoe (49% oil) of proved developed reserves, which equates to a purchase price of less than $10 per barrel of oil equivalent;
●Maintained cash and cash equivalents of $149.0 million at September 30, 2023;
●Reported Net Debt of $248.2 million as of September 30, 2023, compared with Net Debt of $254.3 million a year ago;
●Continued to maintain a low leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 1.2 times;
●Added significant depth and breadth to the Company’s leadership team with the appointment of Sameer Parasnis as Executive Vice President and Chief Financial Officer, promotion of Ford Peters to Vice President of Land and addition of John Poole as Vice President Health, Safety, Environmental and Regulatory (“HSE&R”); and

●	Continued commitment to sustainability by publishing the 2022 Corporate Environmental, Social and Governance (“ESG”) report.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, commented, “Our third quarter 2023 saw increased commodity pricing, strong production volumes, operational excellence and cost control which resulted in positive operational and financial results. We saw 45% growth in Adjusted EBITDA to $56.3 million and our 23rd consecutive quarter of positive Free Cash Flow of $25.4 million, which was up 162% from $9.7 million in the second quarter. In early 2023, we strengthened our balance sheet by issuing new 2026 Senior Second Lien Notes, and repurchasing all of the outstanding 2023 Senior Second Lien Notes. We maintained our financial flexibility and a considerable amount of cash reserves which allows us to be opportunistic in making accretive acquisitions. In late September 2023, we acquired accretive producing properties that met the investment criteria that we have used for the past 40 years in making successful acquisitions in the GOM. These new assets have strong production rates, are generating positive free cash flow, and have a solid base of proved developed reserves and identified upside potential with meaningful 2P reserves. We will operate these assets and we see the opportunity to reduce operating costs to further increase free cash flow. The entire acquisition was funded with cash on hand and we still ended the quarter with nearly $150 million in cash on hand. We plan to continue to utilize our significant cash position and expertise in acquiring complementary GOM assets to enhance the scale of W&T. Acquisitions have been a key component of how we have grown reserves and production at W&T and we remain well positioned to continue to enhance our portfolio through additional attractive opportunities.”

Mr. Krohn continued, “Over the past several months, we have appointed or promoted several members to our leadership team contributing to the sustainable success of W&T in the future. In early July we appointed Sameer Parasnis as our new Chief Financial Officer and welcomed him to our senior leadership team. In early September, we promoted Ford Peters to Vice President of Land. In early October, we appointed John Poole as our new Vice President of HSE&R. We are confident that all three additions will become important members of our senior leadership team. With extensive experience in each of their areas of expertise, as well as within the energy industry, I believe that our leadership team and shareholders will greatly benefit from these additions.”

Mr. Krohn concluded, “As we close out 2023, we are very well positioned to take advantage of potential acquisitions that become available on a negotiated basis or through data rooms and poised to continue delivering on our strategic vision. Our management team is closely aligned with our shareholders through our sizeable stock ownership position. We remain committed to enhancing shareholder value through a proven strategy focused on free cash flow generation and operational excellence, which we believe positions us well for the future.”

Production, Prices, and Revenue:  Production for the third quarter of 2023 was 35.9 MBoe/d, which was above the midpoint of the Company’s guidance range provided for the quarter. This represented a 3% decrease from 37.0 Mboe/d for the second quarter of 2023 and a decrease of 13% from 41.5 MBoe/d for the corresponding period in 2022. The small decrease in production compared to the second quarter of 2023 was primarily driven by natural decline, which was partially offset by production optimization and workovers. Third quarter 2023 production was comprised of 13.3 MBbl/d of oil (37%), 3.8 MBbl/d of natural gas liquids (“NGLs”) (11%), and 112.6 million cubic feet per day (“MMcf/d”) of natural gas (52%).

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $42.48 per Boe in the third quarter of 2023, an increase of 16% from $36.76 per Boe in the second quarter of 2023 and a decrease of 38% from $68.39 per Boe in the third quarter of 2022. Crude oil, NGL, and natural gas prices, before realized derivative settlements for the third quarter of 2023, were $81.77 per barrel, $21.31 per barrel, and $3.14 per Mcf, respectively. Natural gas prices in the third quarter of 2023 rose 34% from the second quarter of 2023.

Revenues for the third quarter of 2023 were $142.4 million, which was 13% higher than second quarter 2023 revenue of $126.2 million due primarily to higher realized prices. Third quarter 2023 revenue was lower than $266.5 million of revenue in the third quarter of 2022 due to lower realized prices and lower production volumes.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $61.8 million in the third quarter of 2023, which was below the midpoint of the previously provided guidance range. LOE for the third quarter of 2023 was 6% lower compared to $66.0 million in the second quarter of 2023 due to lower workover expenses and slightly higher than the $59.0 million for the corresponding period in 2022. On a component basis for the third quarter of 2023, base LOE and insurance premiums were $51.3 million, workovers were $1.8 million, and facilities maintenance and other expenses were $8.7 million. On a unit of production basis, LOE was $18.72 per Boe in the third quarter of 2023. This compares to $19.60 per Boe for the second quarter of 2023 and $15.46 per Boe for the third quarter of 2022.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs and production taxes totaled $6.7 million ($2.03 per Boe) in the third quarter of 2023, compared to $6.8 million ($2.02 per Boe) in the second quarter of 2023 and $12.2 million ($3.20 per Boe) in the third quarter of 2022. Production taxes remained relatively flat on a per Boe basis quarter-over-quarter despite higher realized natural gas prices during the third quarter of 2023. Gathering, transportation costs and production taxes decreased by $5.5 million year-over-year due to decreases in realized pricing and production volumes.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $11.09 per Boe in the third quarter of 2023.  This compares to $10.66 per Boe and $8.93 per Boe for the second quarter of 2023 and the third quarter of 2022, respectively.

General & Administrative Expenses (“G&A”):  G&A was $20.0 million for the third quarter of 2023, which increased from $17.4 million in the second quarter of 2023 primarily due to higher salary and benefits costs. G&A decreased by $3.1 million year-over-year from $23.0 million in the third quarter of 2022 primarily due to non-recurring professional and legal services in 2022. On a unit of production basis, G&A was $6.05 per Boe in the third quarter of 2023 compared to $5.16 per Boe in the second quarter of 2023 and $6.04 per Boe in the corresponding period of 2022.

Derivative (Gain) Loss:  In the third quarter of 2023, W&T recorded a net gain of $1.5 million related to commodity derivative contracts comprised of a $3.5 million unrealized gain related primarily to the increase in fair value of open contracts, partially offset by $2.0 million of realized losses. The Company recognized a net gain of $0.8 million in the second quarter of 2023 and a net loss of $38.7 million in the third quarter of 2022 related to commodity derivative activities.

In the fourth quarter of 2023, W&T has 71.7 MMcf/d hedged for natural gas and no existing hedges for oil. A significant portion of W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC and will continue through the life of that loan.

A summary of the Company’s outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the third quarter of 2023 was $9.9 million compared to $10.3 million in the second quarter of 2023 and $16.8 million in the third quarter of 2022. The decreases are due to the full redemption of the 9.75% Senior Second Lien Notes which occurred in February 2023, lower interest expense on the lower outstanding principal balance of the Term Loan and increased interest income. These decreases were partially offset by interest expense incurred on the 11.75% Senior Second Lien Notes issued in late January 2023.

Other (Income) Expense, net:  During 2021 and 2022, as a result of the declaration of bankruptcy by a third party that is the indirect successor in title to certain offshore interests that were previously divested by the Company, W&T recorded a contingent loss accrual related to anticipated decommissioning obligations. During the third quarter of 2023, the Company reassessed the existing decommissioning obligations, recording an additional $2.1 million.

Income Tax:  W&T recognized income tax expense of $4.8 million in the third quarter of 2023. This compares to the recognition of income tax expense of $3.0 million and $16.4 million for the quarters ended June 30, 2023 and September 30, 2022, respectively.

Balance Sheet and Liquidity:  As of September 30, 2023, W&T had available liquidity of $199.0 million comprised of $149.0 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC (“Calculus”). At quarter-end, the Company had total debt of $397.2 million, or Net Debt of $248.2 million, net of cash and cash equivalents. Of the Company’s total debt of $397.2 million, only $279.0 million is recourse to W&T. The remaining $118.2 million is held at W&T’s subsidiary, Aquasition Energy LLC, and is non-recourse to W&T. As of September 30, 2023, Net Debt to TTM Adjusted EBITDA was 1.2 times.

Capital Expenditures and Acquisitions:  Capital expenditures (excluding acquisitions and changes in working capital associated with investing activities) in the third quarter of 2023 were $8.0 million, and asset retirement costs totaled $13.1 million. Also, during the third quarter of 2023, W&T completed the acquisition of additional producing properties for a net investment of $28.9 million. For the first nine months of 2023, capital expenditures excluding acquisitions totaled $31.0 million and asset retirement costs were $24.9 million. In August, W&T lowered its 2023 estimated capital expenditures guidance (excluding acquisitions) by about $40 million to a new range between $50 million and $70 million.  W&T continues to expect that range for the full year 2023.

OPERATIONS UPDATE

Front-end Engineering and Design and permitting processes are underway on the Holy Grail well at Garden Banks 783 in the Magnolia Field.

Well Recompletions and Workovers

During the third quarter of 2023, the Company performed six workovers that positively impacted production for the quarter. W&T plans to continue performing these low cost, short payout operations that impact both production and revenue.

Accretive Acquisition of Producing Properties in the GOM

On September 21, 2023 the Company announced that it had completed the acquisition of working interests in eight shallow water oil and gas producing assets in the central and eastern shelf region of the GOM from an undisclosed private seller. The acquisition had a closing date of September 20, 2023, and an effective date of June 1, 2023. The assets were acquired for a gross consideration of $32.0 million, and after normal and customary post-effective date adjustments (including net operating cash flow attributable to the properties from the effective date of June 1, 2023 to the closing date), cash consideration of $28.9 million was paid to the sellers. W&T used its cash on hand to pay the net purchase price. Key highlights of the transaction are as follows:

●	Provides additional producing properties located within W&T’s existing area of operations in water depths ranging from 25 to 265 feet;
●	High average working interest of around 72%;
●	Adds proved reserves of 3.1 MMBoe (49% oil) – 100% of the reserves are proved developed;
●	Based on cash consideration paid of $28.9 million this equates to less than $10 per Boe; and
●	Accretive gross purchase price multiple of approximately 1.0x last twelve months cash flows as of the effective date and production multiple of approximately $13,500 per barrel of oil equivalent per day (based on production as of September 12, 2023).

Additions to Senior Management

In July 2023, W&T appointed Sameer Parasnis to the position of Executive Vice President and Chief Financial Officer. Mr. Parasnis has 25 years of financial and operational experience, of which 20 have been in banking. He has advised companies in the Oil & Gas and Energy Transition industries on equity capital markets, debt capital markets and strategic M&A. Prior to joining W&T, Mr. Parasnis served as Managing Director of Stifel Financial Corporation’s Energy & Energy Transition team in Houston. He has served as a trusted financial advisor to W&T over the years on key strategic initiatives of the Company, including its drilling joint venture and corporate debt refinancing in 2018, the non-recourse term loan financing with Munich Re Reserve Risk Financing, Inc. in 2021 as well as its opportunistic at-the-market equity offering in 2022.

In September 2023, W&T promoted Ford Peters to Vice President of Land. Mr. Peters joined W&T in 2021 and has served in various positions of increasing responsibility. Mr. Peters has over 13 years of industry and land-related experience. Prior to joining W&T, he held various land and legal related positions with Fieldwood Energy LLC. He has also worked for multiple oil and gas companies as well as real estate firms.

In early October 2023, W&T appointed John Poole to Vice President of HSE&R. Mr. Poole has nearly 30 years of industry experience in HSE and regulatory compliance. In the 12 years prior to joining W&T, he held successive roles in the field of HSE&R for several E&P companies in the GOM, including Apache Corporation, Fieldwood Energy, EnVen Energy and Talos Energy. Mr. Poole will assist W&T in building upon its safety and environmental record by applying decades of HSE&R experience in the GOM.

Issued 2022 Corporate ESG Report

The 2022 ESG report provides detailed information about W&T’s ESG initiatives and provides important performance data for the four-year period from 2019 through 2022. The Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the Global Reporting Initiative’s (“GRI”) standard for the oil and gas sector, and other reporting guidance from industry frameworks and standards in the preparation of the report. The report is available on W&T’s website at www.wtoffshore.com/corporate-responsibility.

Highlights of the report include:

●	Decreased total Scope 1 GHG emissions 20% from over 435,000 metric tons of CO2-e in 2019 to 350,000 metric tons of CO2-e in 2022;
●	Decreased onshore facilities air emissions significantly from 2019 to 2022, particularly a 54% reduction in SOx emissions;
●	Implemented new procedures to estimate and track all waste that is recycled, injected, or sent to landfills;
●	Enacted additional substantive changes to compensation programs based on feedback from our shareholders, affirming our commitment to say on pay and performance alignment over the long-term;
●	Established an ESG Committee, which will assist in setting the Company’s general strategy relating to ESG matters and in developing, implementing, and monitoring initiatives and policies based on that strategy; and
●	Increased the Board of Directors to five members with Dr. Nancy Chang, the new chair of the ESG Committee, expanding the size and diversity of the Board.

Fourth Quarter and Full Year 2023 Production and Expense Guidance

The guidance for the fourth quarter and full year 2023 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Fourth Quarter 2023	Full Year 2023
Oil (MBbl)	1,200 – 1,320	4,750 – 5,250
NGLs (MBbl)	330 – 370	1,350 – 1,480
Natural gas (MMcf)	9,700 – 10,750	36,300 – 40,200
Total equivalents (MBoe)	3,147 – 3,482	12,150 – 13,430
Average daily equivalents (MBoe/d)	34 – 38	33 – 37
Expenses	Fourth Quarter 2023	Full Year 2023
Lease operating expense ($MM)	$61.0 – $68.0	$240.0 – $260.0
Gathering, transportation & production taxes ($MM)	$8.0 – $9.0	$27.0 – $31.0
General & administrative - cash ($MM)	$15.4 – $17.0	$63.0 – $68.0
General & administrative – non-cash ($MM)	$2.9 – $3.3	$10.5 – $12.0
DD&A ($ per Boe)		$10.15 – $11.15

W&T expects substantially all taxes in 2023 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, November 8, 2023 at 9:00 a.m. Central Time (10:00 Eastern Time). Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call”. This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”. An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of September 30, 2023, the Company had working interests in 54 fields in federal and state waters (which include 45 fields in federal waters and nine in state waters). The Company has under lease approximately 602,100 gross acres (446,800 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 440,600 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 8,000 gross acres in Alabama onshore. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including but not limited to, any forward-looking guidance provided herein, reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, commodity price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure due to hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors described or referenced in W&T’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section. For more information on risks and uncertainties related to our 2022 Corporate Environmental, Social, and Governance Report, please refer to the Forward-Looking Statement Commentary and Disclaimer in that report. Our forward-looking statements in this press release are based upon assumptions made, and information known, by the Company as of the date of this release; it should not be assumed that the Company will undertake to revise or update any such forward-looking statements as such assumptions and information changes, except as required under applicable law. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Revenues:
Oil	$100,331	$89,982	$130,560	$287,313	$412,526
NGLs	7,415	10,385	16,875	25,595	47,430
Natural gas	32,515	23,438	113,673	80,757	257,452
Other	2,150	2,376	5,377	6,651	13,889
Total revenues	142,411	126,181	266,485	400,316	731,297

Operating expenses:
Lease operating expenses	61,826	66,021	59,010	193,033	155,397
Gathering, transportation and production taxes	6,692	6,802	12,199	19,630	26,647
Depreciation, depletion, amortization and accretion	36,632	35,894	34,113	102,660	99,384
General and administrative expenses	19,978	17,393	23,047	57,290	51,790
Total operating expenses	125,128	126,110	128,369	372,613	333,218
Operating income	17,283	71	138,116	27,703	398,079

Interest expense, net	9,925	10,323	16,849	34,960	54,915
Derivative (gain) loss, net	(1,491)	(829)	38,749	(41,560)	109,892
Other expense (income) , net	1,927	(311)	(600)	1,849	(1,229)
Income (loss) before income taxes	6,922	(9,112)	83,118	32,454	234,501
Income tax expense	4,777	2,997	16,397	16,413	46,801
Net income (loss)	$2,145	$(12,109)	$66,721	$16,041	$187,700

Basic	$0.01	$(0.08)	$0.46	$0.11	$1.30
Diluted	0.01	(0.08)	0.46	0.11	1.30

Weighted average common shares outstanding
Basic	146,483	146,452	143,116	146,451	143,026
Diluted	151,459	146,452	145,882	149,856	144,696

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net sales volumes:
Oil (MBbls)	1,227	1,254	1,447	3,831	4,227
NGLs (MBbls)	348	443	454	1,086	1,187
Natural gas (MMcf)	10,359	10,023	11,499	28,058	33,965
Total oil and natural gas (MBoe) (1)	3,302	3,368	3,818	9,593	11,075

Average daily equivalent sales (MBoe/d)	35.9	37.0	41.5	35.1	40.6

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$81.77	$71.76	$90.23	$75.00	$97.59
NGLs ($/Bbl)	21.31	23.44	37.17	23.57	39.96
Natural gas ($/Mcf)	3.14	2.34	9.89	2.88	7.58
Barrel of oil equivalent ($/Boe)	42.48	36.76	68.39	41.04	64.78

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$18.72	$19.60	$15.46	$20.12	$14.03
Gathering, transportation and production taxes	2.03	2.02	3.20	2.05	2.41
Depreciation, depletion, amortization and accretion	11.09	10.66	8.93	10.70	8.97
General and administrative expenses	6.05	5.16	6.04	5.97	4.68

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$148,993	$461,357
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	48,522	66,146
Joint interest, net	16,049	14,000
Income taxes	275	—
Total receivables	64,846	80,146
Prepaid expenses and other assets	30,476	24,343
Total current assets	248,732	570,263

Oil and natural gas properties and other	8,951,577	8,834,319
Less accumulated depreciation, depletion, amortization and impairment	8,180,123	8,099,104
Oil and natural gas properties and other, net	771,454	735,215
Restricted deposits for asset retirement obligations	22,168	21,483
Deferred income taxes	42,633	57,280
Other assets	40,386	47,549
Total assets	$1,125,373	$1,431,790

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$80,465	$65,570
Undistributed oil and natural gas proceeds	34,649	41,934
Advances from joint interest partners	3,106	3,181
Asset retirement obligations	33,169	25,359
Accrued liabilities	34,264	74,041
Current portion of long-term debt, net	30,015	582,249
Total current liabilities	215,668	792,334

Long-term debt, net	367,144	111,188
Asset retirement obligations, less current portion	465,245	441,071
Other liabilities	47,329	79,563
Shareholders’ equity:	—
Common stock, $0.00001 par value; 200,000 shares authorized; 149,443 issued and 146,574 outstanding at September 30, 2023; 149,002 issued and 146,133 outstanding at December 31, 2022	1	1
Additional paid-in capital	582,900	576,588
Retained deficit	(528,747)	(544,788)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ equity	29,987	7,634
Total liabilities and shareholders’ equity	$1,125,373	$1,431,790

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Operating activities:
Net income (loss)	$2,145	$(12,109)	$66,721	$16,041	$187,700
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	36,632	35,894	34,113	102,660	99,384
Share-based compensation	3,250	2,087	2,645	7,259	5,179
Amortization and write off of debt issuance costs	1,351	1,114	1,749	5,714	6,114
Derivative (gain) loss	(1,491)	(829)	38,749	(41,560)	109,892
Derivative cash payments (receipts), net	(1,696)	901	(71,249)	(6,123)	(1,022)
Derivative cash premium payments	—	—	—	—	(46,111)
Deferred income taxes	3,067	7,184	13,140	14,647	40,171
Changes in operating assets and liabilities:
Oil and natural gas receivables	(7,180)	4,183	9,960	17,624	(34,276)
Joint interest receivables	(2,174)	3,241	(3,445)	(2,049)	(7,070)
Prepaid expenses and other assets	(1,442)	(4,497)	3,276	25,550	(26,816)
Asset retirement obligation settlements	(13,077)	(3,199)	(21,510)	(24,918)	(61,285)
Cash advances from joint interest partners	(3)	(50)	(2,242)	(74)	(12,055)
Accounts payable, accrued liabilities and other	8,937	(1,135)	18,928	(34,475)	65,566
Income tax	1,711	(6,588)	(1,743)	(634)	1,480
Net cash provided by operating activities	30,030	26,197	89,092	79,662	326,851

Investing activities:
Investment in oil and natural gas properties and equipment	(7,960)	(15,632)	(4,477)	(30,959)	(29,966)
Changes in operating assets and liabilities associated with investing activities	3,623	3,453	(2,451)	1,285	(8,237)
Acquisition of property interests	(28,863)	—	(3,849)	(28,863)	(51,474)
Deposit related to acqusition of property interests	(8,850)	—	—	(8,850)	—
Purchases of furniture, fixtures and other	(2,863)	(9,045)	—	(12,064)	—
Net cash used in investing activities	(44,913)	(21,224)	(10,777)	(79,451)	(89,677)

Financing activities:
Repayment of TVPX Loan	(275)	(183)	—	(458)	—
Issuance of 11.75% Senior Second Lien Notes	—	—	—	275,000	—
Repayments on 9.75% Second Senior Lien Notes	—	—	—	(552,460)	—
Repayments on Term Loan	(7,148)	(9,629)	(8,896)	(26,329)	(33,837)
Debt issuance costs	(128)	(898)	(716)	(7,380)	(2,006)
Other	(200)	(25)	703	(948)	—
Net cash used in financing activities	(7,751)	(10,735)	(8,909)	(312,575)	(35,843)
(Decrease) increase in cash and cash equivalents	(22,634)	(5,762)	69,406	(312,364)	201,331
Cash and cash equivalents and restricted cash, beginning of period	176,044	181,806	382,141	465,774	250,216
Cash and cash equivalents and restricted cash, end of period	$153,410	$176,044	$451,547	$153,410	$451,547

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net Income (Loss)”, “Adjusted EBITDA,” and “Free Cash Flow” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

Adjusted Net Income (Loss) adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, write-off of debt issuance costs, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other which are then tax effected using the Federal Statutory Rate.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

	(in thousands)
	(Unauditid)
Net income (loss)	$2,145	$(12,109)	$66,721	$16,041	$187,700
Selected items
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(3,462)	(1,129)	(28,161)	(44,061)	98,607
Allowance for credit losses	6	3	(418)	9	(119)
Write-off debt issuance costs	—	—	—	2,330	—
Non-recurring costs related to IT services transition	768	1,078	6,393	2,631	6,393
Non-ARO P&A costs	2,103	—	—	2,109	—
Other	187	(294)	(600)	271	(1,229)
Tax effect of selected items (1)	84	72	4,785	7,709	(21,767)
Adjusted Net income (loss)	$1,831	$(12,379)	$48,720	$(12,961)	$269,585

Adjusted net income (loss) per common share
Basic	$0.01	$(0.08)	$0.34	$(0.09)	$1.88
Diluted	$0.01	$(0.08)	$0.33	$(0.09)	$1.86

Weighted Average Shares Outstanding
Basic	146,483	146,452	143,116	146,451	143,026
Diluted	151,459	146,452	145,882	146,451	144,696

(1) Selected items were effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense, depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, non-cash incentive compensation, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company, and (ii) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

	(in thousands)
	(Unaudited)
Net income (loss)	$2,145	$(12,109)	$66,721	$16,041	$187,700
Interest expense, net	9,924	10,323	16,849	34,960	54,915
Income tax expense	4,777	2,997	16,397	16,413	46,801
Depreciation, depletion, amortization and accretion	36,632	35,894	34,113	102,660	99,384
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(3,462)	(1,129)	(28,161)	(44,061)	98,607
Allowance for credit losses	6	3	(418)	9	(119)
Non-cash incentive compensation	3,250	2,087	2,645	7,259	5,179
Non-recurring costs related to IT services transition	768	1,078	6,393	2,631	6,393
Non-ARO P&A costs	2,103	—	1,428	2,109	—
Other	205	(312)	(2,028)	271	(1,229)
Adjusted EBITDA	$56,348	$38,832	$113,939	$138,292	$497,631

Investment in oil and natural gas properties and equipment	(7,960)	(15,632)	(4,477)	(30,959)	(29,966)
Asset retirement obligation settlements	(13,077)	(3,199)	(21,510)	(24,918)	(61,285)
Interest expense, net	(9,924)	(10,323)	(16,849)	(34,960)	(54,915)
Free Cash Flow	$25,387	$9,678	$71,103	$47,455	$351,465

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$30,030	$26,197	$89,092	$79,662	$326,851
Allowance for credit losses	6	3	(418)	9	(119)
Amortization of debt items and other items	(1,351)	(1,114)	(1,749)	(5,714)	(6,114)
Non-recurring costs related to IT services transition	768	1,078	6,393	2,631	6,393
Current tax benefit (1)	1,710	(4,187)	3,257	1,766	6,630
Changes in derivatives (payable) receivable(1)	(275)	(1,201)	4,339	3,622	35,848
Non-ARO P&A costs	2,103	—	—	2,109	—
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	151	4,846	(24,734)	(5,942)	13,171
Investment in oil and natural gas properties, equipment and other	(7,960)	(15,632)	(4,477)	(30,959)	(29,966)
Other	205	(312)	(600)	271	(1,229)
Free Cash Flow	$25,387	$9,678	$71,103	$47,455	$351,465

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense (benefit)	$4,777	$2,997	$16,397	$16,413	$46,801
Less: Deferred income taxes	3,067	7,184	13,140	14,647	40,171
Current tax benefit	$1,710	$(4,187)	$3,257	$1,766	$6,630

Changes in derivatives receivable:
Derivatives payable, end of period	$(952)	$(677)	$(16,659)	$(952)	$(16,659)
Derivatives payable, beginning of period	677	(524)	20,998	4,574	6,396
Derivative premiums paid	—	—	—	—	46,111
Change in derivatives receivable (payable)	$(275)	$(1,201)	$4,339	$3,622	$35,848

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654